Exhibitt 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES THIRD QUARTER 2008 OPERATING RESULTS

Boise, Idaho – October 28, 2008 – American Ecology Corporation (NASDAQ-GS: ECOL) (“the Company”) today reported operating results for its third quarter ended September 30, 2008.  Operating income for the third quarter of 2008 was $6.8 million, 3% higher than operating income of $6.6 million for the third quarter of 2007.

Revenue for the third quarter of 2008 increased 4% to $41.1 million, up from $39.4 million in the same quarter last year.  This increase is primarily due to growth in transportation service revenue.  While “base” business from recurring customers rose 7% during the third quarter of 2008 compared to the same quarter last year on continued broker business growth, disposal volumes from “event” clean-up projects, including U.S. Army Corps of Engineers work, declined for the same period.  Total volumes disposed at our Idaho, Nevada and Texas waste facilities declined 2% from the third quarter of 2007 to 263,000 tons in the third quarter of 2008.

Gross profit was $10.0 million in the third quarter of 2008, a 2% decrease from gross profit of $10.3 million reported in the same quarter last year.  Gross profit in the third quarter of 2008 included a net favorable adjustment of $797,000 to our closure and post-closure obligations.

Selling, general and administrative (“SG&A”) expense for the third quarter of 2008 was $3.2 million, or 8% of revenue, as compared to $3.6 million, or 9% of revenue, in the same quarter last year.  The $427,000 decrease in SG&A expense reflects lower engineering and consulting expenses, performance-based compensation and insurance costs.

Other income, primarily interest and royalty income, was $214,000 for the third quarter of 2008.  This compares to other income of $199,000 for the third quarter of 2007, primarily interest income and gains on the sale of excess property.

Our effective income tax rate for the third quarter of 2008 was 39.2%, up from 33.9% in the third quarter of 2007.  The lower effective income tax rate in the third quarter last year was due to higher state investment tax credits on our 2007 filed tax returns and a reduction in our estimated annual effective income tax rate for 2007.

Net income was $4.3 million, or $0.23 per diluted share, for the third quarter of 2008, compared to net income of $4.5 million, or $0.25 per diluted share, in the third quarter last year.

At September 30, 2008, we had $19.2 million of cash and cash equivalents, with $11.0 million of our $15.0 million line of credit unused.  The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations.  We had no debt at quarter end.

“While disposal volumes are up 15% year-to-date, delayed waste receipts from both government and private industry ‘event’ clean-up projects led to the first quarterly volume decline since the third quarter of 2006,” commented Stephen Romano, Chairman and CEO.  “Waste shipments are now back on track with multiple ongoing projects shipping in the fourth quarter.”

Romano also commented on the Company’s new thermal desorption recycling service in Texas.  “We are pleased with progress made in launching our new thermal desorption service for a broad spectrum of recyclable materials.  While certain equipment modifications led to some downtime in the third quarter, we are now able to more efficiently process high moisture content material, delivering increased throughput capacity.”

Year-To-Date Results

Operating income for the nine months ended September 30, 2008 was $26.2 million, up 15% from operating income of $22.7 million for the first nine months of 2007.  Net income for the nine months ended September 30, 2008 was $16.2 million, or $0.89 per diluted share, up 12% from net income of $14.5 million, or $0.80 per diluted share, in the first nine months of 2007.

Revenue for the nine months ended September 30, 2008 was $131.8 million, up 10% from revenue of $119.7 million in the same period in 2007.

Disposal volumes in the first nine months of 2008 climbed to 931,000 tons, a 15% increase over the same period in 2007.  The resulting operating leverage drove gross profit to $37.0 million for the first nine months of 2008, up 11% from gross profit of $33.4 million in the first nine months of 2007.

Direct operating expenses for the first nine months of 2008 were $94.7 million, up from $86.2 million for the same period last year.  This reflects higher rail and truck transportation expenses, higher variable costs for waste treatment additives, higher disposal cell amortization expense on larger waste volumes and higher labor and benefits expenses.

SG&A expense for the first nine months of 2008 was $10.9 million, or 8% of revenue, as compared to $10.7 million, or 9% of revenue, for the same period last year.

Other income was $543,000 for the first nine months of 2008, consisting primarily of interest and royalty income.  In the first nine months of 2007, other income was $610,000 which included interest income and gains on the sale of excess property.

Outlook

Based on year-to-date performance and fourth quarter outlook, the Company is narrowing its 2008 earnings guidance to $1.17 to $1.20 per diluted share from its initial range of $1.17 to $1.23 per diluted share.

“Revision of our annual guidance to the lower half of our initial range reflects lower than planned third quarter contributions from our event clean-up business and our new thermal desorption recycling service in Texas,” commented Romano.  “With our thermal desorption service now poised for a solid contribution and anticipated increased fourth quarter shipments from our event clean-up business, we expect to close 2008 with another year of record revenue, disposal volumes and operating income for American Ecology.”

Dividend

On October 1, 2008 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 10, 2008.  This $3.3 million dividend, paid on October 17, 2008 using cash on hand, reflected the 20% increase approved by the Company’s Board of Directors in May 2008.

Conference Call

American Ecology will hold an investor conference call on Tuesday, October 28, 2008 at 11 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its 2008 business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (877) 681-3374 or (719) 325-4913. The conference call will also be broadcast live on our website at www.americanecology.com.  An audio replay will be available through November 4, 2008 by calling (888) 203-1112 or (719) 457-0820 and using the passcode 7859524. The replay will also be accessible on our website at www.americanecology.com.

About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2008 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2007 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, limitations operating the thermal desorption system installed at the Texas facility, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market for customers, government funding or competitive pressures, incidents that could limit or suspend specific operations,  our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$41,051	$39,427	$131,786	$119,658
Transportation costs	20,477	18,935	61,786	55,866
Other direct operating costs	10,553	10,224	32,957	30,357

Gross profit	10,021	10,268	37,043	33,435

Selling, general and administrative expenses	3,209	3,636	10,860	10,709
Operating income	6,812	6,632	26,183	22,726

Other income (expense):
Interest income	138	189	312	550
Interest expense	(2)	-	(6)	(2)
Other	78	10	237	62
Total other income	214	199	543	610

Income before income taxes	7,026	6,831	26,726	23,336
Income tax expense	2,755	2,313	10,477	8,799
Net income	$4,271	$4,518	$16,249	$14,537

Earnings per share:
Basic	$0.23	$0.25	$0.89	$0.80
Diluted	$0.23	$0.25	$0.89	$0.80

Shares used in earnings
per share calculation:
Basic	18,261	18,220	18,241	18,215
Diluted	18,330	18,257	18,301	18,255

Dividends paid per share	$0.18	$0.15	$0.48	$0.45

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,
	2008	December 31,
	(unaudited)	2007
Assets

Current Assets:
Cash and cash equivalents	$19,219	$12,563
Short-term investments	-	2,209
Receivables, net	29,730	29,422
Prepaid expenses and other current assets	2,839	3,034
Income tax receivable	367	994
Deferred income taxes	1,312	667
Total current assets	53,467	48,889

Property and equipment, net	67,198	63,306
Restricted cash	4,873	4,881
Total assets	$125,538	$117,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$5,041	$4,861
Deferred revenue	4,895	4,491
Accrued liabilities	4,089	6,267
Accrued salaries and benefits	2,196	2,613
Current portion of closure and post-closure obligations	2,139	803
Current portion of capital lease obligations	10	8
Total current liabilities	18,370	19,043

Long-term closure and post-closure obligations	12,375	14,331
Long-term capital lease obligations	23	27
Deferred income taxes	2,290	577
Total liabilities	33,058	33,978

Contingencies and commitments

Stockholders’ Equity
Common stock	183	182
Additional paid-in capital	60,708	58,816
Retained earnings	31,589	24,100
Total stockholders’ equity	92,480	83,098
Total liabilities and stockholders’ equity	$125,538	$117,076

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$16,249	$14,537
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, amortization and accretion	8,195	7,039
Deferred income taxes	1,068	1,415
Stock-based compensation expense	629	420
Accretion of interest income	(15)	(140)
Net loss (gain) on sale of property and equipment	19	(58)
Changes in assets and liabilities:
Receivables	(308)	(908)
Income tax receivable	627	650
Other assets	195	(1,648)
Accounts payable and accrued liabilities	(2,128)	542
Deferred revenue	404	712
Accrued salaries and benefits	(417)	102
Income tax payable	-	1
Closure and post-closure obligations	(1,546)	(416)
Net cash provided by operating activities	22,972	22,248

Cash Flows From Investing Activities:
Purchases of property and equipment	(11,055)	(13,264)
Purchases of short-term investments	(992)	(22,700)
Maturities of short-term investments	3,216	26,770
Restricted cash	8	(150)
Proceeds from sale of property and equipment	11	92
Net cash used in investing activities	(8,812)	(9,252)

Cash Flows From Financing Activities:
Dividends paid	(8,760)	(8,202)
Proceeds from stock option exercises	1,049	328
Tax benefit of common stock options	215	203
Other	(8)	(5)
Net cash used in financing activities	(7,504)	(7,676)

Increase in cash and cash equivalents	6,656	5,320

Cash and cash equivalents at beginning of period	12,563	3,775

Cash and cash equivalents at end of period	$19,219	$9,095